Exhibit 7(b)(.1)
                            AXSYS TECHNOLOGIES, INC.
                   Pro Forma Condensed Statement of Operations
                      For the Quarter Ended March 31, 1997
          (Unaudited - Dollars in thousands, except per share amounts)

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
                                                     Historical                                                     Pro Forma
                                                        Axsys              Historical                                 Axsys
                                                 Technologies, Inc.      Teletrac, Inc.      Adjustments        Technologies, Inc.
                                                 --------------------    ----------------   --------------     ---------------------

Net sales                                            $   27,602             $ 2,593                               $   30,195

Cost of sales                                            20,402               1,509                                   21,911
Selling, general and administrative expenses              4,899                 677                                    5,576
Amortization of intangible assets                            52                                $    68(f)                120
                                                     ----------             -------            -------            ----------
Operating income                                          2,249                 407                (68)                2,588


Interest expense                                            655                  (2)               165(e)                818
Other expense                                                11                --                                         11
                                                     ----------             -------            -------            ----------
Income before taxes                                       1,583                 409               (233)                1,759

Income taxes                                                638                 165                (64)(g)               739
                                                     ----------             -------            -------            ----------
Net income                                                  945                 244               (169)                1,020

Preferred dividends                                          60                                                           60
                                                     ----------             -------            -------            ----------
Income applicable to common shareholders             $      885             $   244            $  (169)           $      960
                                                     ==========             =======            =======            ==========

Net income per common share                          $     0.27                                                   $     0.28
                                                     ==========                                                   ==========

Weighted average number of common shares
  outstanding                                         3,230,130                                                    3,383,130
                                                     ==========                                                   ==========
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